Exhibit 10.12

TRIA BEAUTY, INC.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This Amended and Restated Shareholders Agreement (the “Agreement”) is made as of August 13, 2010, by and among TRIA Beauty, Inc., a Delaware corporation (the “Company”), the holders of the Company’s Series CC Preferred Stock and Series CC-1 Preferred Stock listed on Exhibit A attached hereto (each a “Series CC Holder” and, collectively, the “Series CC Holders”), Kevin Appelbaum, Robert Grove, Mark Weckwerth, Tobin Island and Jonathan Pearson (each a “Founder,” and, collectively, the “Founders”), and the holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Series E Preferred Stock (the “Prior Preferred Holders”) listed on Exhibit B. From time to time, Exhibit A may be updated to reflect the exchange of the Company’s Series A Preferred Stock for Series AA Preferred Stock, the exchange of the Company’s Series B Preferred Stock and Series B-1 Preferred Stock for Series BB Preferred Stock, the exchange of the Company’s Series C-1 Preferred Stock, Series D-1 Preferred Stock and Series E Preferred Stock for Series CC Preferred Stock, and the exchange of the Company’s Series C Preferred Stock and Series D Preferred Stock, for Series CC-1 Preferred Stock; and the holders of Series AA Preferred Stock (the “Series AA Holders”), the holders of Series BB Preferred Stock (the “Series BB Holders”) and the Series CC Holders shall be listed on such updated Exhibit A. For purposes herein, each Prior Preferred Holder, Series AA Holder, Series BB Holder and Series CC Holder shall be deemed an “Investor,” and the Prior Preferred Holders, Series AA Holders, Series BB Holders and Series CC Holders, shall be deemed, collectively, the “Investors.” All references to “Series CC Preferred Stock” without designation shall refer to Series CC Preferred Stock and Series CC-1 Preferred Stock.

RECITALS

A. TRIA Beauty, Inc., a California corporation (“TRIA Beauty California”), the Prior Preferred Holders and certain Founders are parties to that certain Amended and Restated Shareholders Agreement dated as of July 3, 2008 (the “Prior Agreement”); and TRIA Beauty California was reincorporated in Delaware as the Company on August 9, 2010.

B. The Company and the Series CC Holders are entering into a Series CC Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company will sell to the Series CC Holders and the Series CC Holders will purchase from the Company shares of the Company’s Series CC Preferred Stock.

C. Pursuant to Section 5.4 of the Prior Agreement, the Company and the majority of the holders of Registrable Securities (as defined in the Prior Agreement) have waived certain notice and participation rights with respect to the issuance by the Company of Series CC Preferred Stock pursuant to the Purchase Agreement.

D. A condition to the Series CC Holders’ obligations under the Purchase Agreement is that the Company, the Founders and the Investors amend the Prior Agreement by entering into this Agreement in order to provide the Investors with, among other things, (i) certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, (iii) a right of first refusal and co-sale with respect to certain sales by the Founders of shares of Common Stock and other Company securities held by the Founders, as well as certain sales by holders of greater than five percent (5%) of the Company’s outstanding capital stock (the “Five Percent Shareholders”), and (iv) certain preemptive rights with respect to the sale of Company securities after the date hereof.

D. Each of the Company, the Founders and the Prior Preferred Holders desires to induce the Series CC Holders to purchase shares of the Series CC Preferred Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth herein.

In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend and restate the Prior Agreement as set forth herein, and agree as follows:

AGREEMENT

1.	Definitions. For purposes of this Agreement:

1.1 “Board” means the Board of Directors of the Company, as the same shall be constituted from time to time.

1.2 “Common Stock” means the Common Stock of the Company.

1.3 “Confidential Information” means information about the Company’s business or activities that is proprietary and confidential, which shall include all business, financial, technical and other information of the Company marked or designated by the Company as “confidential” or “proprietary” or information which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as confidential, including, without limitation, all information disclosed to Holders via their designees on the Board. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, (ii) the Holder lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation, (iii) the Holder knew prior to receiving such information from the Company or (iv) the Holder independently develops without reliance on any Confidential Information.

1.4 “Convertible Securities” means all securities of the Company convertible, with or without consideration, into Common Stock.

1.5 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.6 “Exempt Registration” means a registration statement relating to the sale of securities by the Company pursuant to a stock option, stock purchase or similar benefit plan or an SEC Rule 145 transaction or any other registration statement that would not customarily provide for the sale of secondary equity shares for cash.

1.7 “Form S-3” means such form under the Securities Act (as defined below) as in effect on the date hereof or any successor form under the Securities Act that is intended to be used as a short form for the registration of securities.

1.8 “Founders’ Stock” means all shares of the capital stock of the Company and owned beneficially or of record by a Founder, or any such shares of which a Founder acquires beneficial or record ownership after the date hereof, excluding shares of preferred stock of the Company that are purchased by a Founder for the same price per share paid by unaffiliated third parties.

1.9 “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 2.9 of this Agreement (provided, that Founders shall not be considered Holders for purposes of Section 2.1, 2.3 or 2.9 of this Agreement with respect to Founders’ Stock).

1.10 “IPO” means the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act.

1.11 “Major Investor” means any Holder of at least 2,000,000 shares of the then outstanding shares of Preferred Stock (as appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event.

1.12 “Person” means any individual, corporation, partnership, limited liability company, trust, business, association or government or political subdivision thereof, governmental agency or other entity.

1.13 “Preferred Stock” means the means the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock, Series E Preferred Stock, Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock and Series CC-1 Preferred Stock of the Company.

1.14 “Qualified IPO” means the firm commitment underwritten public offering by the Company of shares of its Common Stock under the Securities Act with aggregate gross proceeds (prior to underwriters’ commissions and expenses) to the Company of not less than $25,000,000.

1.15 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document.

1.16 “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, (ii) solely for purposes of Section 2 (other than Sections 2.1, 2.3 and 2.9) and Section 5 (other than Section 5.4), the Founders’ Stock, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in clauses (i), (ii) and this clause (iii); provided, however, that the foregoing definition shall exclude in all cases any

Registrable Securities that have been sold by a Holder in a transaction in which its rights under this Agreement are not assigned. Notwithstanding the foregoing, securities shall only be treated as Registrable Securities if and so long as they (a) have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (b) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

1.17 “Registrable Securities then Outstanding” means the number of shares of Common Stock which are outstanding or issuable pursuant to then outstanding and exercisable or convertible securities which are Registrable Securities.

1.18 “SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

1.19 “Securities Act” means the Securities Act of 1933, as amended.

2.	Registration Rights.

2.1 Request for Registration.

(a) Initiation of Demand. If the Company shall receive at any time after the earlier of (i) August 1, 2014, or (ii) six (6) months after the effective date of an initial public offering, a written request from the Holders of a majority of the Registrable Securities then Outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of no less than $5,000,000 (net of deduction of underwriting discounts and commission), then the Company shall, within 10 days of the receipt thereof, give notice of such request to all other Holders and shall, subject to the limitations of Section 2.1(c), use its best efforts to effect as soon as practicable the registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) under the Securities Act of all Registrable Securities which the First Demand Initiating Holders request to be registered, together with any Registrable Securities of any Holder joining in such request as are specified in a notice given by any such Holder to the Company within 20 days after receipt of the Company’s notice (the “First Demand”).

(b) Underwritten Offering. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1 and the Company shall include such information in the written notice referred to in Section 2.1(a). The underwriter shall be selected by the Company. The right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 2.1, if the underwriter advises the Company and the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders, including the Initiating Holders, in proportion (rounded to the nearest 100 shares) to the amount of Registrable Securities of the Company then owned by each participating Holder; provided, however, that if the underwriters determine in good faith that the number of shares to be included in the offering should be reduced, then the underwriters may exclude shares of Registrable Securities to be included in such underwriting; provided further, however, that the number of shares of Registrable Securities shall not be reduced to less than 20% of the total shares to be registered in such offering; and provided further, however, that any Founders’ Stock to be included in such offering shall be reduced prior to the reduction to the number of any Holders’ Registrable Securities. If the right of the Holders to include their Registrable Securities in such registration is so limited, no party shall sell shares in such registration other than the Initiating Holders. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and shareholders of such Holder, or the estates and family members of any such partners, members, retired partners or retired members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “selling stockholder,” as defined in this sentence.

(c) Company Deferral. If the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period, and the aggregate number of days such filing is deferred shall not be more than 90 in any 12-month period.

(d) Maximum Number of Registrations. The Company is obligated to effect up to three (3) registrations pursuant to Section 2.1(a). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 after the Company has effected three (3) registrations pursuant to Section 2.1(a) and such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold.

(e) Lockout Period. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.1 during the period commencing with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of a registration statement covering the securities of the Company (provided Company delivers notice to the Initiating Holders within thirty (30) days of any registration request), and ending on the date one hundred eighty (180) days after the effective date of a registration statement covering the securities of the Company; provided, however, that if said registration statement is not yet effective, the Company shall be actively employing in good faith all reasonable efforts to cause such registration statement to be filed and to become effective.

2.2 Company Registration.

(a) Initiation. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock in connection with the public offering of such securities solely for cash (other than an Exempt Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the written request of each Holder given within 10 days after receipt by such Holder of the Company’s notice, the Company shall, subject to the provisions of Section 2.2(b), cause to be registered all of the Registrable Securities that each such Holder has requested to be registered.

(b) Underwritten Offering. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 2.2(a) to include any of the Holders’ securities in such offering unless they agree to participate in such underwriting as agreed upon between the Company and the underwriters selected by it or by other persons entitled to select the underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company; provided, however, that, except in the Company’s IPO in which case the underwriters may exclude all shares to be sold by the Holders, the Registrable Securities (excluding Founders’ Stock) shall not be reduced to less than 20% of the aggregate shares offered. Subject to the preceding sentence, if the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold, other than by the Company, that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (to the nearest 100 shares) among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders, with any Founders’ Stock to be included in such offering to be reduced prior to the reduction to the number of any Registrable Securities held by any Holder that is not a Founder). If the Registrable Securities requested by the selling stockholders to be included in such offering are so limited, no party shall sell shares in such registration other than the Company. For purposes of the preceding apportionment, for any participating Holder that is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, members, retired partners or members and any trusts for the benefit of any of the foregoing Persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “selling stockholder,” as defined in this sentence.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include Registrable Securities in such registration.

2.3 Form S-3 Registration.

(a) Initiation. If the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will promptly give written notice of the proposed registration to all other Holders and as soon as practicable, effect such registration of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 10 days after receipt of such notice from the Company.

(b) Limitations. Notwithstanding Section 2.3(a), the Company shall not be obligated to effect any such registration pursuant to this Section 2.3 (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled for inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.3; provided, however, that the Company may not utilize this right more than once in any 12-month period; (iv) during the one hundred eighty (180) day period following the effective date of a registration statement covering securities of the Company; or (v) if the Company has already effected two such registrations in any 12-month-period, or a total of three registrations pursuant to this Section 2.3 and such registrations have been declared or ordered effective.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, in the instances of a registration initiated pursuant to Section 2.1 or 2.3, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with the managing underwriter(s) of such offering in usual and customary form and consistent with the other provisions of this Agreement. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Promptly notify each Holder of Registrable Securities covered by the registration statement at any time when the Company becomes aware of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement or any supplement to the prospectus (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the registration statement or the prospectus in order to comply with the Securities Act, whereupon, in either case, each Holder shall immediately cease to use such registration statement or prospectus for any purpose and, as promptly as practicable thereafter, the Company shall prepare and file with the SEC, and furnish without charge to the appropriate Holders and managing underwriters, if any, a supplement or amendment to such registration statement or prospectus which will correct such statement or omission or effect such compliance and such copies thereof as the Holders and any underwriters may reasonably request.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.

(h) Provide a transfer agent and registrar for such Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then applicable standards of professional conduct permit said letter to be addressed to the Holders).

(j) Upon prior notice and during normal business hours, make commercially reasonable efforts to make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other pertinent records, corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement; provided; however, that the Company shall not be obligated pursuant to this Section 2.4(j) to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 2.1 or Section 2.3 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.1(a) or Section 2.3(b), whichever is applicable.

2.6 Expenses of Registration.

(a) Demand and S-3 Registration. All expenses, other than underwriting discounts and commissions and stock transfer taxes and fees, incurred in connection with registrations initiated pursuant to Section 2.1 and 2.3, including all registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and including the fees and expenses not to exceed $50,000 of a single special counsel for the selling Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses on a pro rata basis); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations of Registrable Securities initiated pursuant to Section 2.2, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company and fees and disbursements not to exceed $50,000 of a single special counsel for the selling Holders, shall be borne by the Company.

2.7 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) Indemnification by the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, the partners and members of such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling Person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, partner, member, officer, director, underwriter or controlling Person.

(b) Indemnification by the Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing

Persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this Section 2.7(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 2.7(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Procedures. Promptly after receipt by an indemnified party under this Section 2.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.7 to the extent that such indemnifying party is harmed by the failure of the indemnified party to provide timely notice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.7. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Contribution. If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Section 2.7(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Survival. The obligations of the Company and Holders under this Section 2.7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.8 Reports Under Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(D) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to use Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its equity securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents as may be required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.9 Assignment of Registration Rights. The rights to cause the Company to register securities granted to Holders under this Section 2 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder; provided, however, that (a) such transfer may otherwise be effected in accordance with applicable securities laws and restrictions on transfer agreed upon by the Holder and the Company (including those set forth in the Section 2.13 of this Agreement), (b) notice of such assignment is given to the Company, (c) such transferee or assignee (i) is a majority-owned subsidiary or affiliate, or a constituent partner, retired partner, member, retired member or shareholder, (x) of such Holder or (y) of a partner, member or shareholder of such Holder, (ii) is a spouse, lineal ancestor or descendant (including stepchildren and adopted children) of such Holder, (iii) is a trust for the benefit of such Holder or any spouse, lineal ancestor or descendant (including stepchildren and adopted children) of such Holder, or (iv) acquires at least fifty thousand (50,000) shares of the Registrable Securities owned by Holder (as appropriately adjusted for stock splits and the like) and (d) such transferee or assignee agrees to be bound by all provisions of this Agreement by executing a counterpart signature page to this Agreement.

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the Registrable Securities then Outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that provides such holder or prospective holder with registration rights equivalent or superior to the registration rights provided to the Holders pursuant to this Section 2.

2.11 Market-Standoff Agreement.

(a) Market-Standoff Period; Agreement. Each Holder hereby agrees that it shall not to the extent requested by the underwriter(s) sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Holder in the Company’s IPO or thereafter in open market transactions, or any disposed of in a private transaction to a transferee who agrees to be bound by the terms of this Section 2.11) for up to 180 days from the effective date of the registration statement filed in connection with the Company’s IPO; provided, however, that such 180 day period may be extended to the extent necessary to permit any managing underwriter to comply with NASD Rule 2711(f)(4); provided further, however, that the Holders shall not be bound by the restrictions set forth in this Section 2.11 unless all Five Percent Stockholders also agree to such restrictions; and provided, further, that any discretionary waiver or termination of the foregoing restrictions by the Company or the underwriters shall apply to all Holders subject to such restrictions pro rata based on the number of shares subject to such restrictions. Each Holder agrees to enter into the form of agreement as reasonably requested by the underwriter(s) in connection with this Section 2.11.

(b) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 2.11(a)).

(c) Transferees Bound. Each Holder agrees that prior to the Company’s IPO it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 2.11; provided, however, that this Section 2.11(c) shall not apply to transfers pursuant to a registration statement or transfers after the 12-month anniversary of the effective date of the Company’s IPO subject to this Section 2.11.

2.12 Termination of Registration Rights. No Holder shall be entitled to exercise any registration right with respect to Registrable Securities provided for in this Section 2 upon the earlier of (a) the date five (5) years following the consummation of the Company’s IPO and (b) as to a Holder, the date Registrable Securities may be sold pursuant to Rule 144(b).

2.13 Restrictions on Transferability.

(a) The Registrable Securities shall be held indefinitely unless subsequently registered under the Securities Act or the Company receives an opinion of counsel satisfactory to the Company that such registration is not required.

(b) The Registrable Securities shall not be transferable except upon the conditions specified in this Section 2.13, which provisions are intended to ensure compliance with the Securities Act. Each Holder will cause any proposed transferee of its Registrable Securities to agree to take and hold such Registrable Securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing and subject to compliance with state and federal securities laws, Registrable Securities may be freely transferable to (i) an affiliate of a Holder, (ii) a family member or trust for the benefit of any individual holder, (iii) any transferee who acquires at least 50% of the Holder’s Registrable Securities, calculated on an as-converted-basis, owned by the Holder, or (iv) in the case of transfer by a Holder that is a partnership or limited liability company, to a partner to a partner of such partnership or a member of such limited liability company or a retired partner of such partnership who retires after the date hereof or a retired member of such limited liability company who retires after the date hereof, in all such cases in accordance with their partnership interests or membership interests, or to the estate of any such partner, retired partner, member or retired member or the transfer by gift, will or intestate succession by any partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or member or his or her spouse, if the transferee agrees in writing to be subject to the terms of this Agreement to the same extent as if he or she were an original Holder hereunder.

(c) The Company shall not require an opinion of counsel for any transaction made pursuant to Rule 144 promulgated under the Securities Act unless reasonably requested by the Company’s counsel in light of the facts and circumstances of such transaction. Rule 144 permits limited resale of stock purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the stock, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the stock to be sold, the sale being through a “broker’s transaction” or a transaction directly with a “market maker” and the number of shares of the stock being sold during any three-month period not exceeding specified limitations. The Company may not be satisfying the current public information requirement of Rule 144 at the time a Holder wishes to sell the Registrable Securities and, if so, the Holder would be precluded from selling the Registrable Securities under Rule 144 even if the one year minimum holding period has been satisfied.

(d) Restrictive Legends. Each certificate representing the Registrable Securities, and any other securities issued in respect of the Registrable Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (except as otherwise permitted by the provisions of this Section 2.13), shall be stamped or otherwise imprinted with legends in substantially the following forms:

(i) “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

(ii) “THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A MARKET STAND-OFF PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, OR FOR A LONGER PERIOD NOT TO EXCEED 34 DAYS IF THE ISSUER’S TRANSFER AGENT IS NOTIFIED BY THE ISSUER OR THE ISSUER’S COUNSEL THAT THIS MARKET STAND-OFF RESTRICTION HAS BEEN EXTENDED FOR THE PURPOSE OF COMPLYING WITH NASD RULE 2711(F)(4), AS SET FORTH IN A SHAREHOLDERS AGREEMENT A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(iii) For each certificate representing shares of the Common Stock of the Company now or hereafter owned by the Founder or issued to any Permitted Transferee pursuant to Section 3.5 below shall also bear a legend in substantially the following form:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A SHAREHOLDERS AGREEMENT BY AND AMONG THE SHAREHOLDER, THE CORPORATION AND CERTAIN HOLDERS OF COMMON AND PREFERRED STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”

(iv) Any other legends required by applicable state securities laws.

The Company need not register a transfer of legended Registrable Securities and may also instruct its transfer agent not to register the transfer of the Registrable Securities, unless the conditions specified in each of the foregoing legends are satisfied.

(e) Removal of Legend and Transfer Restrictions. Any legend endorsed on a certificate pursuant to subsection 2.13(a)(i) and the stop transfer instructions with respect to such legended Registrable Securities shall be removed, and the Company shall issue a certificate without such legend to the holder of such Securities, if such Registrable Securities are registered under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available or if such holder satisfies the requirements of Rule 144(k).

3.	Rights of First Refusal and Co-Sale

3.1 Notice of Sales; Company and Investor Right of First Refusal.

(a) Should any Founder (or a Permitted Transferee, as defined below) or Five Percent Shareholder propose to accept one or more bona fide offers (collectively, a “Purchase Offer”) from any persons to purchase a number of shares of Founders’ Stock or shares of such Five Percent Shareholder’s stock (the “Shares”) from such Founder or Five Percent Shareholder (other than as set forth in Section 3.4 of this Agreement), such Founder or Five Percent Shareholder (the “Selling Shareholder”) shall promptly deliver a notice (the “Notice”) to the Company and each Major Investor stating the terms and conditions of such Purchase Offer including, without limitation, the number of Shares proposed to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b) The Company agrees that in the event that the Company declines to exercise in full the right of first refusal set forth in Section 2 of the Founder Stock Purchase Agreement, as amended to date, between such Founder and the Company (the “Company Right of First Refusal”), the Company will provide each Major Investor with notice of such determination (the “Company Notice”) at least five (5) days prior to the end of the period in which the Company Right of First Refusal must be exercised under such Founder Stock Purchase Agreement, as amended to date. Each Major Investor desiring to purchase any or all of the Shares must, within the five (5) day period commencing on the date of delivery of the Company Notice (the “Investor Refusal Period”), give written notice to the Selling Shareholder and to the Company of such Investor’s election to purchase the Shares, and the number of shares and type of the Shares that such Major Investor desires to purchase. If the total number of shares specified in the elections of Major Investors exceeds the number of the Shares available for purchase, then (unless the Major Investors agree otherwise in writing) each Major Investor electing to purchase will have the right to purchase that number of shares of the Shares that is obtained by multiplying the number of shares of the Shares available for purchase by a fraction (i) the numerator of which will be the number of shares of Conversion Shares then held by such Major Investor, and (ii) the denominator of which will be the sum of the total number of shares of Conversion Shares then held by all Major Investors electing to purchase the Shares.

(c) If prior to ten (10) days following the termination of the Investor Refusal Period, the Investors do not provide written notice to the Selling Shareholder of their elections to purchase the Shares or participate pursuant to Section 3.2 below, then the Selling Shareholder may sell during the subsequent 90 day period such Shares as to which the Major Investors do not elect to purchase and which number has not been reduced by exercise of a Major Investor’s Co-Sale Right pursuant to Section 3.2 below. Any such sale shall be made only to persons identified in the Notice and at the same price and upon the same terms and conditions as those set forth in the Notice. In the event the Selling Shareholder has not sold the Shares within the period set forth in this Section 3.1(c), the Selling Shareholder shall not thereafter sell any of the Shares without first notifying the Company and each Major Investor in the manner provided above.

3.2 Co-Sale Right. To the extent that the Right of First Refusal is not exercised by the Company or the Investors, each Major Investor shall have the right (the “Co-Sale Right”), exercisable upon written notice to the Company within ten (10) days after the expiration of the Investor Refusal Period to participate in such Selling Shareholder’s sale of the Shares pursuant to the specified terms and conditions of such Purchase Offer. To the extent a Major Investor exercises such Co-Sale Right in accordance with the terms and conditions set forth below, the number of Shares which such Selling Shareholder may sell pursuant to such Purchase Offer shall be correspondingly reduced. The Co-Sale Right of each Major Investor shall be subject to the following terms and conditions:

(a) Calculation of Shares. Each Major Investor may sell all or any part of that number of shares of Common Stock issued or issuable upon conversion of Preferred Stock, or Common Stock received in connection with any stock dividend, stock split or other reclassification thereof (the “Conversion Shares”) equal to the product obtained by multiplying (i) the aggregate number of Shares covered by the Purchase Offer by (ii) a fraction, the numerator of which is the number of Conversion Shares at the time owned by such Major Investor and the denominator of which is the sum of (a) the total number of Conversion Shares at the time owned by all Major Investors plus (b) the total number of shares of Founders’ Stock at the time owned by all Founders, including shares transferred by such Founder to Permitted Transferees (as defined below) in accordance with this Agreement, plus (c) the total number of shares of Common Stock owned by all Five Percent Stockholders. The provisions of this Agreement do not confer any Co-Sale Rights with respect to any shares of Common Stock or other securities held by a Major Investor that are not Conversion Shares.

(b) Delivery of Certificates. Each Major Investor may effect its participation in the sale by delivering to the Selling Shareholder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the Conversion Shares which such Investor elects to sell.

3.3 No Adverse Effect. The exercise or non-exercise of the rights of the Major Investors hereunder to participate in one or more sales of Shares made by a Selling Shareholder shall not adversely affect their rights to participate in subsequent sales of Shares by a Selling Shareholder.

3.4 Permitted Transactions. The provisions of Sections 3.1 and 3.2 of this Agreement shall not pertain or apply to:

(a) Any repurchase of the Shares by the Company pursuant to agreements or arrangements approved by the Board;

(b) Any transfer to a Founder’s or Five Percent Shareholder’s lineal ancestors, descendants (including stepchildren and adopted children) or spouse, or to a trust for their benefit;

(c) Any transfer to the estate of a deceased Founder;

(d) Any transfer of up to 5% of all of such Founder’s Shares; or

(e) Any sale or transfer of shares of Common Stock among Founders,

provided, in each case, that the pledgee, transferee or donee (each a “Permitted Transferee”) shall furnish the Investors with a written agreement to be bound by and comply with this Section 3.

3.5 Assignment of Rights. The rights of the Investors set forth in this Section 3 may be assigned (but only with all related obligations) only to a transferee or assignee of at least a majority of an Investor’s Preferred Stock set forth on Exhibits A through F hereto (calculated on an as-converted basis and as appropriately adjusted for any stock split, dividend, combination, recapitalization or similar event) provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (b) such transferee agrees in writing to be bound by the provisions of this Agreement, and (c) such transferee is not an actual or potential competitor of the Company, as determined in good faith by the Company’s Board. Notwithstanding the foregoing, any Investor may transfer its rights set forth in this Section 3 without regard to the minimum number of Conversion Shares described in the first sentence of this Section 3.5 if the transferee is (i) a family member or trust for the benefit of any individual Investor, or (ii) a constituent or retired partner or member of such Investor or an entity controlling, controlled by or under common control with such Investor.

3.6 Prohibited Transfers. Any attempt by a Selling Shareholder to transfer Shares in violation of Section 3 of this Agreement shall be void and the Company shall not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the holders of a majority of the Conversion Shares.

3.7 Termination Events. This Section 3 shall terminate upon the earliest to occur of any one of the following events (and shall not apply to any transfer by a Founder or Five Percent Shareholder in connection with any such event):

(a) The liquidation, dissolution or indefinite cessation of the business operations of the Company;

(b) The execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company;

(c) The Company’s IPO;

(d) The acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or if the Company effects a sale of all or substantially all of the assets of the Company; provided that this Section 3.7(d) shall not apply if (i) the Company’s stockholder of record as constituted immediately prior to such acquisition hold at least 50% of the voting power of the surviving or acquiring entity immediately after such acquisition (including, without limitation, by virtue of securities issued as consideration for such transaction), (ii) the transaction is with a wholly owned subsidiary of the Company or (iii) the sole purpose of the transaction is to change the domicile of the Company.

4.	Covenants of the Company.

4.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor (other than a Holder reasonably deemed by the Company to be a competitor of the Company):

(a) within 120 days after the end of each fiscal year of the Company, audited consolidated and consolidating financial statements to be prepared in accordance with generally accepted accounting principles (“GAAP”), comparing such statements to the previous fiscal year, and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

(b) within 45 days after the end of each quarter, consolidated and consolidating unaudited financial statements for such fiscal quarter and for the fiscal year to date, including comparisons to such statements for the corresponding period of the Company’s previous fiscal year;

(c) within 30 days after the end of each calendar month, consolidated and consolidating unaudited financial statements for such fiscal month and the fiscal year to date; and

(d) as soon as practicable, but in any event no later than 15 days prior to the beginning of each fiscal year, an annual budget for the next fiscal year;

(e) reasonable access during normal business hours to the Company’s properties, books, and records; and

(f) such other financial information as may be reasonably requested by a Major Investor.

4.2 Inspection. The Company shall permit each Major Investor or such Major Investor’s representative (except for a Holder reasonably deemed by the Company to be a competitor of the Company) at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 4.2 to provide access to any information which it reasonably considers to be Confidential Information.

4.3 Assignment of Rights. The rights of the Investors set forth in Sections 4.1 and 4.2 may be assigned (but only with all related obligations) only to a transferee who would be deemed a Major Investor after giving effect to such proposed assignment, and only provided that (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned, (b) such transferee agrees in writing to be bound by the provisions of this Agreement, and (c) such transferee is not an actual or potential competitor of the Company, as determined in good faith by the Company’s Board. Notwithstanding the foregoing, any Investor may transfer its rights set forth in Sections 4.1 and 4.2 without regard to the minimum number of Conversion Shares described in the first sentence of this Section 4.3 if the transferee is (i) a family member or trust for the benefit of any individual Investor, or (ii) a constituent or retired partner or member of such Investor or an entity controlling, controlled by or under common control with such Investor.

4.4 Employee Stock Options. The Company shall not grant or sell stock options or Common Stock to employees, directors, consultants or service providers (other than stock already issued to Founders) unless in accordance with the following vesting plan: no shares shall vest until the completion of the twelve (12) month anniversary of the commencement of employment or service, at which point one quarter (1/4) shall vest, and the remainder shall vest annually thereafter over a minimum of three (3) years, subject to the employee’s, director’s, consultant’s and/or service provider’s continuous service to the Company, unless otherwise approved by not less than seventy-five percent (75%) of the acting members of the Company’s Board. Options and shares of Common Stock shall be issued to non-Founder employees and outside directors pursuant to a Stock Option Plan or Stock Purchase Plan administered by the Board, which options or warrants shall be subject to (i) the right of the Company to repurchase any non-vested stock at the price paid by the employee upon resignation or termination of the employee, (ii) a right of first refusal in favor of the Company to purchase any vested stock at the bona fide offered price therefore (which right shall terminate upon an IPO) and (iii) a restriction against transfer of non-vested stock (other than transfers to a spouse, lineal ancestors or descendants (including stepchildren and adopted children) of such employees or a trust for such family members’ benefit or for the benefit of such employee). The rights set forth in (i) and (ii) above, and any similar rights currently held by the Company, shall be assignable by the Company.

4.5 Preemptive Rights.

(a) Rights. If at any time, or from time to time, after the date hereof the Company decides to issue additional shares of capital stock, options, warrants or rights to purchase capital stock of the Company (“Additional Shares”), then the Company shall in writing inform each Investor holding at least one million (1,000,000) shares of Preferred Stock of the proposed terms of such issuance at least twenty (20) days prior to such issuance and each such Investor shall be entitled at the time of each such proposed issuance to purchase the portion of the Additional Shares offered equal to the product of (i) such Investor’s percentage ownership of the Company immediately prior to the proposed issuance, multiplied by (ii) the total amount of Additional Shares being sold by the Company. An Investor’s percentage ownership of the Company equals the percentage of the outstanding Common Stock of the Company held by such Investor immediately prior to the issuance of the Additional Shares. For purposes of this Section 4.5, the outstanding Common Stock is the sum of (a) outstanding shares of Common Stock, (b) shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, and (c) outstanding Convertible Securities.

(b) Exercise of Rights. In the event that an Investor elects to purchase Additional Shares pursuant to this Section 4.5, the Investor shall deliver to the Company a written request, no later than fifteen (15) days following receipt by the Investor of written notice from the Company of the proposed issuance, for the allotment and issue of the number of Additional Shares which the Investor desires to purchase.

(c) Price, Terms and Conditions. The price, terms and conditions at and upon which the Investor may purchase such Additional Shares shall be the same price, terms and conditions as and upon which the Additional Shares are sold by the Company to other Persons.

(d) Transfer of Preemptive Rights. The preemptive rights under this Section 4.5 may be assigned or transferred by an Investor to a partnership, limited liability company or corporation under common control with the Investor, or to a partner or retired partner of such Investor or, if Investor is a venture capital fund, to an affiliated venture capital fund or partner of such venture capital fund.

(e) Exceptions. There shall be excepted from the operations of this Section 4.5 the following:

(i) shares of Common Stock or other securities issued to officers, directors or employees of, or consultants to, the Company pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board;

(ii) shares or warrants issued to commercial lenders or lease companies, in connection with any loan or lease financing transaction approved by the Board, in each case, not for the primary purpose of raising capital;

(iii) shares of Common Stock issued pursuant to a Qualified IPO;

(iv) shares of Common Stock or other securities issued in connection with strategic acquisitions or partnering transactions approved by the Board, not for the primary purpose of raising capital;

(v) shares of Common Stock issued upon conversion of shares of Preferred Stock;

(vi) shares of Common Stock or Preferred Stock issued upon exercise of warrants outstanding as of the date hereof;

(vii) shares issued in connection with a transaction for which an adjustment is made pursuant to Article IV, Section 5(c)(vi) of the Company’s Amended and Restated Certificate of Incorporation (or any successor provision thereof);

(viii) shares issued by way of dividend or other distribution on shares of Preferred Stock;

(ix) shares issued or issuable in connection with any settlement approved by the Board;

(x) shares issued or issuable in connection with sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar arrangements or strategic partnerships approved by the Board;

(xi) shares of Series CC Preferred Stock sold pursuant to the Purchase Agreement at a Subsequent Closing (as defined in the Purchase Agreement);

(xii) shares of Series AA Preferred Stock, Series BB Preferred Stock, Series CC Preferred Stock and Series CC-1 Preferred Stock issued upon exchange of Prior Preferred Stock (as defined in the Restated Certificate) pursuant to Section 1.3 of the Purchase Agreement;

(xiii) shares issued to suppliers of goods or services in connection with the provision of goods or services pursuant to transactions approved by the Board; or

(xiv) shares that are otherwise excluded by consent of holders of a majority of the Preferred Stock.

4.6 Board Meetings and Expenses.

(a) Subject to its compliance with its fiduciary duties, the Board will use its best efforts to hold regular meetings at least once each fiscal quarter at the Company or at a location mutually convenient to all directors.

(b) The Company agrees to reimburse the members of the Board for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

4.7 Insurance.

(a) The Company shall obtain, and shall thereafter maintain in full force and effect, key person life insurance on Kevin Appelbaum, in an amount to be determined by the Board, with proceeds payable to the Company.

(b) The Company shall indemnify the officers and directors and shall maintain in full force and effect the current directors and officers insurance except as it may be modified from time to time with the approval of the Board of Directors.

4.8 Use of Proceeds. The Company shall use the net proceeds from the sale of the Shares for general working capital purposes.

4.9 Issuances of Common Stock. The Company shall not, without the approval of the majority of the directors elected by the holders of Preferred Stock, grant shares of Common Stock under the following circumstances:

(a) to officers, directors or employees of, or consultants to, the Corporation pursuant to a warrant, stock grant, option agreement or plan, purchase plan or other employee stock incentive program or agreement approved by the Board;

(b) in connection with strategic acquisitions or partnering transactions approved by the Board, not for the primary purpose of raising capital; and

(c) in connection with sponsored research, collaboration, technology license, development, original equipment manufacturer, marketing or other similar commercial arrangements or strategic partnerships approved by the Board.

4.10 Termination of Covenants. The covenants set forth in this Section 4 shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of the Company’s IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 13 or 15(D) of the Exchange Act, or (iii) upon the closing of (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without any limitation, any consolidation or merger of the Company with or into any other corporation or entity), (b) a sale of all or substantially all of the assets of the Company; provided, however, that no such termination under clause (iii) shall be deemed to occur if (x) with respect to (a), the Company’s stockholder of record as constituted immediately prior to such acquisition or sale hold at a majority of the voting power of the surviving or acquiring entity immediately after such acquisition (including, without limitation, by virtue of securities issued as consideration for such transaction), (y) if the transaction is with a wholly owned subsidiary of the Company or (z) the sole purpose of the transaction is to change the domicile of the Company.

5.	Miscellaneous.

5.1 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing among any of the parties hereto are expressly superseded hereby.

5.2 Recapitalizations, Etc. Subject to Section 4 above, the provisions of this Agreement (including any calculation of share ownership) shall apply, to the full extent set forth herein with respect to the Registrable Securities and to the Common Stock, to any and all shares of capital stock of the Company or any capital stock, partnership or member units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of the Common Stock by reason of any stock dividend, split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

5.3 Successors and Assigns. Except as otherwise provided in this Agreement, and subject to the restrictions on transfer set forth in the Purchase Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Registrable Securities then Outstanding, not including the Founders’ Stock; provided that if such amendment has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner adverse to the interests of the holders of the Founders’ Stock, or if such Section 2.2 or Section 3 is amended, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock. Subject to the foregoing, the Investors and their successors and assigns acknowledge that by operation of this Section 5.4, the holders of at least a majority of the then outstanding Registrable Securities, when acting together with the Company, will have the right and power to diminish or eliminate any rights or increase any or all obligations under this Agreement.

5.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be given by first class mail, postage prepaid, or reputable overnight courier, or personally delivered, addressed to the Investor at the address for such Investor as shown on the books of the Company (with the date such notice is deemed given to be three days after such deposit in the U.S. Mail, the business day after deposit with a reputable overnight courier and upon delivery in the case of personal delivery), and if to the Company, addressed to TRIA Beauty, Inc., 4160 Dublin Blvd., Suite 200, Dublin, CA 94568, Attention: Kevin Appelbaum, President and CEO (fax: (925) 701-2598), with a copy to Ropes & Gray LLP, 1900 University Avenue, East Palo Alto, CA 94303-2284, Attention: David Saul (fax: (650) 566-4232).

5.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

5.7 Delays or Omissions; Remedies Cumulative. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.8 Costs of Enforcement. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

5.9 Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws.

5.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.12 Aggregation of Stock. All shares of Company stock held or acquired by affiliated Persons (including former and current partners, former and current members and former and current stockholder) shall be aggregated together for the purpose of determining the availability of any rights under Section 2 of this Agreement.

5.13 Confidentiality.

(a) Each Holder agrees that (i) it will not disclose any Confidential Information disclosed to it by the Company to any third party (except to its directors, officers, employees, agents or advisors who have a need to know such Confidential Information and agree to maintain the confidentiality thereof, and except to the extent required by applicable law, regulation or legal process) or use such Confidential Information except as expressly permitted in this Agreement and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

(b) The provisions of this Section 5.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby.

5.14 New Investors. Notwithstanding anything herein to the contrary, if additional parties purchase Preferred Stock from the Company (each such party, a “New Investor”), then each such New Investor shall become a party to this Agreement as an Investor and a Holder hereunder, without the need for any consent, approval or signature of any holder of Registrable Securities, the Founders or the Company when such New Investor has both: (a) purchased shares of Preferred Stock and paid the Company all consideration payable for such shares and (b) executed one or more counterpart signature pages to this Agreement as an Investor.

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The parties have executed this Amended and Restated Shareholders Agreement as of the date first above written.

COMPANY:

TRIA BEAUTY, INC.

By:	/s/ Kevin Appelbaum
Kevin Appelbaum, President and CEO

[Founders’, Investors’ and Holder’s Signatures and Addresses Intentionally Omitted]

TRIA Beauty, Inc.

Amendment of Section 4.1(a) of the Amended and Restated Shareholders Agreement

Reference is made hereby to (i) the Amended and Restated Shareholders Agreement dated as of August 13, 2010 (the “Shareholders Agreement”) by and among TRIA Beauty, Inc., a Delaware corporation (the “Company”), and the parties named therein (the “Investors”). All capitalized terms used herein and not separately defined shall have the meaning ascribed to them in the Shareholders Agreement.

WHEREAS, the Company is obligated pursuant to Section 4.1(a) of the Shareholders Agreement to deliver to each Major Investor within 120 days after the end of each fiscal year of the Company, audited consolidated and consolidating financial statements to be prepared in accordance with generally accepted accounting principles, comparing such statements to the previous fiscal year, and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company;

WHEREAS, the Company has requested that the Investors provide an extension until August 15, 2011 to fulfill such term;

WHEREAS, the undersigned represent the holders of a majority in interest of the Registrable Securities needed pursuant to Section 5.4 of the Shareholders Agreement to effect such an amendment;

NOW, THEREFORE, the undersigned Investors and the Company agree to the following:

For the fiscal period ending December 31, 2010 only, the Investors hereby agree to amend the requirement of Section 4.1(a) of the Shareholders Agreement regarding the delivery of audited year end financial statements from 120 days after fiscal year end to no later than August 15, 2011.

TRIA Beauty, Inc.

By:	/s/ Kevin Appelbaum
Kevin Appelbaum Chief Executive Officer Date: July 26, 2011

[Counterpart signatures intentionally omitted]